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Exhibit 3.1.1

CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
BG MEDICINE, INC.

(Pursuant to Section 242 of the
General Corporation Law of the State of Delaware)

        BG Medicine, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        1.     The name of the corporation is BG Medicine, Inc. (the "Corporation"). The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on February 9, 2000, under the name Health Assurance, Inc. The Certificate of Incorporation of the Corporation filed on February 9, 2000, was amended on February 17, 2000 to change the name of the Corporation to Newcogen-LS Two, Inc. and thereafter a Certificate of Amendment was filed on March 1, 2000 to change the name of the Corporation to Beyond Genomics, Inc. A Restated Certificate of Incorporation was filed on September 26, 2007 that changed the Corporation's name to BG Medicine, Inc.

        2.     The Restated Certificate of Incorporation of the Corporation is hereby amended to (i) decrease the number of authorized shares of the Corporation's common stock, par value $0.001 per share, and (ii) effect a reverse stock split of each such share of common stock, as follows:

        (a)   By deleting the first paragraph of Article IV and replacing such deleted paragraph with the following:

        "The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 71,862,177 shares, consisting of:

  (i)
  50,000,000 shares of Common Stock, $0.001 par value per share (the "Common Stock"); and

  (ii)
  21,862,177 shares of Preferred Stock, $0.001 par value per share (the "Preferred Stock"), 16,017,067 shares of which shall be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock"), 2,475,247 shares of which shall be designated Series A-1 Convertible Preferred Stock (the "Series A-1 Preferred Stock"), 2,000,000 shares of which shall be designated Series B Convertible Preferred Stock (the "Series B Preferred Stock") and 1,369,863 shares of which shall be designated Series C Convertible Preferred Stock (the "Series C Preferred Stock"). As used herein, the term "Preferred Stock" used without reference to the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock or the Series C Preferred Stock means the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, share for share alike and without distinction as to series, except as otherwise expressly provided or as the context otherwise requires by virtue of the applicable Conversion Value for each series of Preferred Stock.

        A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or no voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Common Stock and the several series of Preferred Stock are as follows:"

        (b)   By inserting the following new paragraph immediately before the second paragraph of Article FOURTH thereof, as amended by this Certificate of Amendment:

          "Upon the effectiveness of this Certificate of Amendment to the Restated Certificate of Incorporation, every 2.14 (two and fourteen hundredths) issued and outstanding shares of

  Common Stock of the Corporation shall be changed, combined and reclassified into one (1) whole share of Common Stock, which shares shall be fully paid and nonassessable shares of Common Stock of the Corporation; provided, however, that in lieu of fractional interests in shares of Common Stock to which any stockholder would otherwise be entitled pursuant hereto (after aggregating all fractions of a share to which such stockholder would otherwise be entitled), such stockholder shall be entitled to receive a cash payment equal to the fair value of one share of Common Stock as determined by the Board of Directors of the Corporation multiplied by such fraction."

        3.     Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions was given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

        4.     This Certificate of Amendment to Restated Certificate of Incorporation, as filed under Sections 242 of the General Corporation Law of the State of Delaware, has been duly authorized in accordance thereof.

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation be signed by its duly authorized officer this 31st day of October, 2007.

BG MEDICINE, INC.
By:	/s/ PIETER MUNTENDAM Pieter Muntendam President and Chief Executive Officer

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  Exhibit 3.1.1
CERTIFICATE OF AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION OF BG MEDICINE, INC.